UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

  Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement

On June 9, 2016, the board of directors of Willdan Group, Inc. (the “Company”) approved a form of Indemnification Agreement (the “Indemnification Agreement”) and authorized the Company to enter into the Indemnification Agreement with each of its current and future directors and officers (each such person, an “Indemnitee”).  The Company intends to enter into the Indemnification Agreement with each of the current directors and officers.  The Indemnification Agreement will replace the indemnification agreements that the Company had previously entered into with certain of its directors.

Pursuant to the Indemnification Agreement, the Company agrees to indemnify each Indemnitee against certain liabilities that may arise by reason of such Indemnitee’s status or service as a director and/or officer of the Company, and the Company agrees to advance to such Indemnitee certain expenses incurred as a result of a proceeding as to which such Indemnitee may be indemnified.  The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under the Delaware General Corporation Law and is in addition to any other rights such Indemnitee may have under the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and other applicable law.  The term of the Indemnification Agreement will continue until the later of: (a) ten years after the date that such Indemnitee ceases to serve as a director or officer of the Company or (b) one year after the final termination of any pending proceedings in respect of which such Indemnitee is granted rights of indemnification or advancement of expenses under the Indemnification Agreement.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the Indemnification Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No. Description

10.1 Form of Director and Officer Indemnification Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: June 13, 2016	By:	/s/ Stacy B. McLaughlin

Stacy B. McLaughlin
Chief Financial Officer

i

EXHIBIT INDEX

Exhibit No.	Document

10.1	Form of Director and Officer Indemnification Agreement

ii